Exhibit 10.66

Base Contract for Sale and Purchase of Natural Gas

This Base Contract is entered into as of the following date: March 31, 2010

The parties to this Base Contract are the following:

PARTY A (Seller) Marathon Alaska Production LLC	PARTY NAME	PARTY B (Buyer) Chugach Electric Association, Inc.
3201 C Street Anchorage, Alaska 95919-6168	ADDRESS	5601 Electron Drive Anchorage, AK 99519
BUSINESS WEBSITE
__________	CONTRACT NUMBER	_______
__________	D-U-N-S® NUMBER	_______
☒ US FEDERAL: _______		☒ US FEDERAL: _______
☐ OTHER:	TAX ID NUMBERS	☐ OTHER:
JURISDICTION OF ORGANIZATION
☐ Corporation	☒ LLC		☒ Corporation	☐ LLC
☐ Limited Partnership	☐ Partnership	COMPANY TYPE	☐ Limited Partnership	☐ Partnership
☐ LLP	 Other: _______		☐ LLP	☐ Other _______
GUARANTOR (IF APPLICABLE)
CONTACT INFORMATION
ATTN: Natural Gas Marketing Manager			ATTN: Lee Thibert, Senior VP, Strategic Planning & Corporate Affairs
TEL#: (713) 296-2449	FAX#: (907)-564-3676	▪ COMMERCIAL	TEL#: (907) 762-4517	FAX#: (907) 762-4514
EMAIL: jksloan@marathonoil.com			EMAIL: lee_thibert@chugachelectric.com
ATTN: Gas Supply and Transportation Representative			ATTN: Burke Wick, Director, System Control
TEL#: (907) 283-1308	FAX#: (907) 283-6175		TEL#: (907) 762-4779	FAX#: (907) 762-4540
EMAIL: fwbassetti@marathonoil.com		▪ SCHEDULING	EMAIL: Burke_Wick@chugachelectric.com
EMAIL: jksloan@marathonoil.com
ATTN: _________________________		▪ CONTRACT AND LEGAL NOTICES	ATTN: General Counsel
TEL#: _____________	FAX#: _________		TEL#: _____________	FAX#: _________
EMAIL: ___________________			EMAIL: ___________________

ATTN: _________________________			ATTN: _________________________
TEL#: _____________	FAX#: _________	▪ CREDIT	TEL#: _____________	FAX#: _________
EMAIL: ___________________			EMAIL: ___________________

ATTN: _________________________		▪ TRANSACTION CONFIRMATIONS	ATTN: Lee Thibert, Senior VP, Strategic Planning & Corporate Affairs
TEL#: _____________	FAX#: _________		TEL#: (907) 762-4517	FAX#: (907) 762-4514
EMAIL: ___________________			EMAIL: lee_thibert@chugachelectric.com
ACCOUNTING INFORMATION

ATTN: _________________________	FAX#: _________	▪ INVOICES	ATTN: Chugach Electric Association, Inc.
TEL#: _____________		▪ PAYMENTS	TEL#: 907-762-4369	FAX#: 907-762-4315
EMAIL:		▪ SETTLEMENTS	EMAIL: Marina_Mccoy-Casey@chugachelectric.com
BANK: National City Bank		WIRE TRANSFER NUMBERS	BANK: FNB of A
ABA: 041000124	ACCT: 0000027	(IF APPLICABLE)	ABA: 125200060	ACCT: 1104751
OTHER DETAILS:			OTHER DETAILS:
BANK: Bank of America		ACH NUMBERS	BANK: FNB of A
ABA: 111000012	ACCT: 4426216636	(IF APPLICABLE)	ABA: 125200060	ACCT: 1104751
OTHER DETAILS:			OTHER DETAILS:
ATTN:	CHECKS	ATTN: Marina McCoy-Casey
ADDRESS:	(IF APPLICABLE)	ADDRESS: 5601 Electron Drive Anchorage, AK 99519

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Base Contract for Sale and Purchase of Natural Gas

(Continued)

This Base Contract incorporates by reference for all purposes the General Terms and Conditions for Sale and Purchase of Natural Gas published by the North American Energy Standards Board.  The parties hereby agree to the following provisions offered in said General Terms and Conditions.  In the event the parties fail to check a box, the specified default provision shall apply.  Select the appropriate box(es) from each section:

Section 1.2	☐ Oral (default)	Section 10.2	☒ No Additional Events of Default (default)
Transaction	OR	Additional	☐ Indebtedness Cross Default
Procedure	☒ Written	Events of	☐ Party A: __________________
		Default	☐ Party B: __________________
Section 2.7	☐ 2 Business Days after receipt (default)		☐ Transactional Cross Default
Confirm	OR		Specified Transactions:
Deadline	☒ 10 Business Days after receipt

Section 2.8	☒ Seller (default)
Confirming	OR
Party	☐ Buyer
OR
☐
Section 3.2	☐ Cover Standard (default)	Section 10.3.1	☒ Early Termination Damages Apply (default)
Performance	OR	Early	OR
Obligation	☐ Spot Price Standard	Termination	☐ Early Termination Damages Do Not Apply
	OR	Damages
☒ Special Provisions Section 16.2
Note: The following Spot Price Publication applies to both of the immediately preceding.
		Section 10.3.2	☐ Other Agreement Setoffs Apply (default)
Section 2.31	☐ Gas Daily Midpoint (default)	Other	☐ Bilateral (default)
Spot Price	OR	Agreement	☐ Triangular
Publication	☒ This Section has been deleted per Section 16.	Setoffs	OR
☒ Other Agreement Setoffs Do Not Apply

Section 6	☒ Buyer Pays At and After Delivery Point (default)
Taxes	OR
☐ Seller Pays Before and At Delivery Point
Section 7.2	☒25th Day of Month following Month of delivery (default)	Section 15.5	Alaska
Payment Date	OR	Choice Of Law
☐ Day of Month following Month of delivery
Section 7.2	☒ Wire transfer (default)	Section 15.10	☐ Confidentiality applies (default)
Method of Payment	☐ Automated Clearinghouse Credit (ACH)	Confidentiality	OR
	☐ Check		☒ Confidentiality does not apply
Section 7.7	☒ Netting applies (default)
Netting	OR
☐ Netting does not apply
x Special Provisions Number of sheets attached: 13 pages
 Addendum(s):

IN WITNESS WHEREOF, the parties hereto have executed this Base Contract in duplicate.
Marathon Alaska Production LLC		PARTY NAME	Chugach Electric Association, Inc.
By:	/s/ David M. Risser	SIGNATURE	By:	/s/ Bradley Evans
	David M. Risser	PRINTED NAME		Bradley Evans
	Vice President	TITLE		CEO

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

General Terms and Conditions
Base Contract for Sale and Purchase of Natural Gas

SECTION 1.          PURPOSE AND PROCEDURES

1.1.          These General Terms and Conditions are intended to facilitate purchase and sale transactions of Gas on a Firm or Interruptible basis.  "Buyer" refers to the party receiving Gas and "Seller" refers to the party delivering Gas.  The entire agreement between the parties shall be the Contract as defined in Section 2.9.

The parties have selected either the “Oral Transaction Procedure” or the “Written Transaction Procedure” as indicated on the Base Contract.

Oral Transaction Procedure:

1.2.          The parties will use the following Transaction Confirmation procedure.  Any Gas purchase and sale transaction may be effectuated in an EDI transmission or telephone conversation with the offer and acceptance constituting the agreement of the parties.  The parties shall be legally bound from the time they so agree to transaction terms and may each rely thereon.  Any such transaction shall be considered a “writing” and to have been “signed”.  Notwithstanding the foregoing sentence, the parties agree that Confirming Party shall, and the other party may, confirm a telephonic transaction by sending the other party a Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means within three Business Days of a transaction covered by this Section 1.2 (Oral Transaction Procedure) provided that the failure to send a Transaction Confirmation shall not invalidate the oral agreement of the parties.  Confirming Party adopts its confirming letterhead, or the like, as its signature on any Transaction Confirmation as the identification and authentication of Confirming Party.  If the Transaction Confirmation contains any provisions other than those relating to the commercial terms of the transaction (i.e., price, quantity, performance obligation, delivery point, period of delivery and/or transportation conditions), which modify or supplement the Base Contract or General Terms and Conditions of this Contract (e.g., arbitration or additional representations and warranties), such provisions shall not be deemed to be accepted pursuant to Section 1.3 but must be expressly agreed to by both parties; provided that the foregoing shall not invalidate any transaction agreed to by the parties.

Written Transaction Procedure:

1.2.          The parties will use the following Transaction Confirmation procedure.  Should the parties come to an agreement regarding a Gas purchase and sale transaction for a particular Delivery Period, the Confirming Party shall, and the other party may, record that agreement on a Transaction Confirmation and communicate such Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means, to the other party by the close of the Business Day following the date of agreement.  The parties acknowledge that their agreement will not be binding until the exchange of nonconflicting Transaction Confirmations or the passage of the Confirm Deadline without objection from the receiving party, as provided in Section 1.3.

1.3.          If a sending party's Transaction Confirmation is materially different from the receiving party's understanding of the agreement referred to in Section 1.2, such receiving party shall notify the sending party via facsimile, EDI or mutually agreeable electronic means by the Confirm Deadline, unless such receiving party has previously sent a Transaction Confirmation to the sending party.  The failure of the receiving party to so notify the sending party in writing by the Confirm Deadline constitutes the receiving party's agreement to the terms of the transaction described in the sending party's Transaction Confirmation.  If there are any material differences between timely sent Transaction Confirmations governing the same transaction, then neither Transaction Confirmation shall be binding until or unless such differences are resolved including the use of any evidence that clearly resolves the differences in the Transaction Confirmations.  In the event of a conflict among the terms of (i) a binding Transaction Confirmation pursuant to Section 1.2, (ii) the oral agreement of the parties which may be evidenced by a recorded conversation, where the parties have selected the Oral Transaction Procedure of the Base Contract, (iii) the Base Contract, and (iv) these General Terms and Conditions, the terms of the documents shall govern in the priority listed in this sentence.

1.4.          The parties agree that each party may electronically record all telephone conversations with respect to this Contract between their respective employees, without any special or further notice to the other party.  Each party shall obtain any necessary consent of its agents and employees to such recording.  Where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, the parties agree not to contest the validity or enforceability of telephonic recordings entered into in accordance with the requirements of this Base Contract.

SECTION 2.          DEFINITIONS

The terms set forth below shall have the meaning ascribed to them below.  Other terms are also defined elsewhere in the Contract and shall have the meanings ascribed to them herein.

2.1.          “Additional Event of Default” shall mean Transactional Cross Default or Indebtedness Cross Default, each as and if selected by the parties pursuant to the Base Contract.

2.2.          “Affiliate” shall mean, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person.  For this purpose, “control” of any entity or person means ownership of at least 50 percent of the voting power of the entity or person.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

2.3.          “Alternative Damages” shall mean such damages, expressed in dollars or dollars per MMBtu, as the parties shall agree upon in the Transaction Confirmation, in the event either Seller or Buyer fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer.

2.4.          "Base Contract" shall mean a contract executed by the parties that incorporates these General Terms and Conditions by reference; that specifies the agreed selections of provisions contained herein; and that sets forth other information required herein and any Special Provisions and addendum(s) as identified on page one.

2.5.          "British thermal unit" or "Btu" shall mean the International BTU, which is also called the Btu (IT).

2.6.          "Business Day(s)" shall mean Monday through Friday, excluding Federal Banking Holidays for transactions in the U.S.

2.7.          "Confirm Deadline" shall mean 5:00 p.m. in the receiving party's time zone on the second Business Day following the Day a Transaction Confirmation is received or, if applicable, on the Business Day agreed to by the parties in the Base Contract; provided, if the Transaction Confirmation is time stamped after 5:00 p.m. in the receiving party's time zone, it shall be deemed received at the opening of the next Business Day.

2.8.          "Confirming Party" shall mean the party designated in the Base Contract to prepare and forward Transaction Confirmations to the other party.

2.9.          "Contract" shall mean the legally-binding relationship established by (i) the Base Contract, (ii) any and all binding Transaction Confirmations and (iii) where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, any and all transactions that the parties have entered into through an EDI transmission or by telephone, but that have not been confirmed in a binding Transaction Confirmation, all of which shall form a single integrated agreement between the parties.

2.10.          "Contract Price" shall mean the amount expressed in U.S. Dollars per MMBtu to be paid by Buyer to Seller for the purchase of Gas as agreed to by the parties in a transaction.

2.11.          "Contract Quantity" shall mean the quantity of Gas to be delivered and taken as agreed to by the parties in a transaction.

2.12.          "Cover Standard", as referred to in Section 3.2, shall mean that if there is an unexcused failure to take or deliver any quantity of Gas pursuant to this Contract, then the performing party shall use commercially reasonable efforts to (i) if Buyer is the performing party, obtain Gas, (or an alternate fuel if elected by Buyer and replacement Gas is not available), or (ii) if Seller is the performing party, sell Gas, in either case, at a price reasonable for the delivery or production area, as applicable, consistent with:  the amount of notice provided by the nonperforming party; the immediacy of the Buyer's Gas consumption needs or Seller's Gas sales requirements, as applicable; the quantities involved; and the anticipated length of failure by the nonperforming party.

2.13.          "Credit Support Obligation(s)” shall mean any obligation(s) to provide or establish credit support for, or on behalf of, a party to this Contract such as cash, an irrevocable standby letter of credit, a margin agreement, a prepayment, a security interest in an asset, guaranty, or other good and sufficient security of a continuing nature.

2.14.          "Day" shall mean a period of 24 consecutive hours, coextensive with a "day" as defined by the Receiving Transporter in a particular transaction.

2.15.          "Delivery Period" shall be the period during which deliveries are to be made as agreed to by the parties in a transaction.

2.16.          "Delivery Point(s)" shall mean such point(s) as are agreed to by the parties in a transaction.

2.17.          "EDI" shall mean an electronic data interchange pursuant to an agreement entered into by the parties, specifically relating to the communication of Transaction Confirmations under this Contract.

2.18.          "EFP" shall mean the purchase, sale or exchange of natural Gas as the "physical" side of an exchange for physical transaction involving gas futures contracts.  EFP shall incorporate the meaning and remedies of "Firm", provided that a party’s excuse for nonperformance of its obligations to deliver or receive Gas will be governed by the rules of the relevant futures exchange regulated under the Commodity Exchange Act.

2.19.          "Firm" shall mean that either party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure; provided, however, that during Force Majeure interruptions, the party invoking Force Majeure may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter.

2.20.          "Gas" shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

2.21.          “Guarantor” shall mean any entity that has provided a guaranty of the obligations of a party hereunder.

2.22.          "Imbalance Charges" shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter's balance and/or nomination requirements.

2.23.          “Indebtedness Cross Default” shall mean if selected on the Base Contract by the parties with respect to a party, that it or its Guarantor, if any, experiences a default, or similar condition or event however therein defined, under one or more agreements or instruments, individually or collectively, relating to indebtedness (such indebtedness to include any obligation whether present or future, contingent or otherwise, as principal or surety or otherwise) for the payment or repayment of borrowed money in an aggregate amount greater than the threshold specified in the Base Contract with respect to such party or its Guarantor, if any, which results in such indebtedness becoming immediately due and payable.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

2.24.          "Interruptible" shall mean that either party may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, with no liability, except such interrupting party may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.

2.25.          "MMBtu" shall mean one million British thermal units, which is equivalent to one dekatherm.

2.26.          "Month" shall mean the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

2.27.          "Payment Date" shall mean a date, as indicated on the Base Contract, on or before which payment is due Seller for Gas received by Buyer in the previous Month.

2.28.          "Receiving Transporter" shall mean the Transporter receiving Gas at a Delivery Point, or absent such receiving Transporter, the Transporter delivering Gas at a Delivery Point.

2.29.          "Scheduled Gas" shall mean the quantity of Gas confirmed by Transporter(s) for movement, transportation or management.

2.30.          “Specified Transaction(s)” shall mean any other transaction or agreement between the parties for the purchase, sale or exchange of physical Gas, and any other transaction or agreement identified as a Specified Transaction under the Base Contract.

2.31.          "Spot Price " as referred to in Section 3.2 shall mean the price listed in the publication indicated on the Base Contract, under the listing applicable to the geographic location closest in proximity to the Delivery Point(s) for the relevant Day; provided, if there is no single price published for such location for such Day, but there is published a range of prices, then the Spot Price shall be the average of such high and low prices.  If no price or range of prices is published for such Day, then the Spot Price shall be the average of the following: (i) the price (determined as stated above) for the first Day for which a price or range of prices is published that next precedes the relevant Day; and (ii) the price (determined as stated above) for the first Day for which a price or range of prices is published that next follows the relevant Day.

2.32.          "Transaction Confirmation" shall mean a document, similar to the form of Exhibit A, setting forth the terms of a transaction formed pursuant to Section 1 for a particular Delivery Period.

2.33.          “Transactional Cross Default” shall mean if selected on the Base Contract by the parties with respect to a party, that it shall be in default, however therein defined, under any Specified Transaction.

2.34.          “Termination Option” shall mean the option of either party to terminate a transaction in the event that the other party fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer for a designated number of days during a period as specified on the applicable Transaction Confirmation.

2.35.          "Transporter(s)" shall mean all Gas gathering or pipeline companies, or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to a particular transaction.

SECTION 3.          PERFORMANCE OBLIGATION

3.1.          Seller agrees to sell and deliver, and Buyer agrees to receive and purchase, the Contract Quantity for a particular transaction in accordance with the terms of the Contract.  Sales and purchases will be on a Firm or Interruptible basis, as agreed to by the parties in a transaction.

The parties have selected either the “Cover Standard” or the “Spot Price Standard” as indicated on the Base Contract.

Cover Standard:

3.2.          The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the positive difference, if any, between the purchase price paid by Buyer utilizing the Cover Standard and the Contract Price, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller for such Day(s) excluding any quantity for which no replacement is available; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in the amount equal to the positive difference, if any, between the Contract Price and the price received by Seller utilizing the Cover Standard for the resale of such Gas, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually taken by Buyer for such Day(s) excluding any quantity for which no sale is available; and (iii) in the event that Buyer has used commercially reasonable efforts to replace the Gas or Seller has used commercially reasonable efforts to sell the Gas to a third party, and no such replacement or sale is available for all or any portion of the Contract Quantity of Gas, then in addition to (i) or (ii) above, as applicable, the sole and exclusive remedy of the performing party with respect to the Gas not replaced or sold shall be an amount equal to any unfavorable difference between the Contract Price and the Spot Price, adjusted for such transportation to the applicable Delivery Point, multiplied by the quantity of such Gas not replaced or sold.  Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3.  The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Spot Price Standard:

3.2.          The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the Contract Price from the Spot Price; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the applicable Spot Price from the Contract Price.  Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3.  The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.

3.3.          Notwithstanding Section 3.2, the parties may agree to Alternative Damages in a Transaction Confirmation executed in writing by both parties.

3.4.          In addition to Sections 3.2 and 3.3, the parties may provide for a Termination Option in a Transaction Confirmation executed in writing by both parties.  The Transaction Confirmation containing the Termination Option will designate the length of nonperformance triggering the Termination Option and the procedures for exercise thereof, how damages for nonperformance will be compensated, and how liquidation costs will be calculated.

SECTION 4.          TRANSPORTATION, NOMINATIONS, AND IMBALANCES

4.1.          Seller shall have the sole responsibility for transporting the Gas to the Delivery Point(s).  Buyer shall have the sole responsibility for transporting the Gas from the Delivery Point(s).

4.2.          The parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the affected Transporter(s).  Each party shall give the other party timely prior Notice, sufficient to meet the requirements of all Transporter(s) involved in the transaction, of the quantities of Gas to be delivered and purchased each Day.  Should either party become aware that actual deliveries at the Delivery Point(s) are greater or lesser than the Scheduled Gas, such party shall promptly notify the other party.

4.3.          The parties shall use commercially reasonable efforts to avoid imposition of any Imbalance Charges.  If Buyer or Seller receives an invoice from a Transporter that includes Imbalance Charges, the parties shall determine the validity as well as the cause of such Imbalance Charges.  If the Imbalance Charges were incurred as a result of Buyer’s receipt of quantities of Gas greater than or less than the Scheduled Gas, then Buyer shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller.  If the Imbalance Charges were incurred as a result of Seller’s delivery of quantities of Gas greater than or less than the Scheduled Gas, then Seller shall pay for such Imbalance Charges or reimburse Buyer for such Imbalance Charges paid by Buyer.

SECTION 5.          QUALITY AND MEASUREMENT

All Gas delivered by Seller shall meet the pressure, quality and heat content requirements of the Receiving Transporter.  The unit of quantity measurement for purposes of this Contract shall be one MMBtu dry.  Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.

SECTION 6.          TAXES

The parties have selected either “Buyer Pays At and After Delivery Point” or “Seller Pays Before and At Delivery Point” as indicated on the Base Contract.

Buyer Pays At and After Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s).  Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas at the Delivery Point(s) and all Taxes after the Delivery Point(s).  If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes.  Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

Seller Pays Before and At Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s) and all Taxes at the Delivery Point(s).  Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas after the Delivery Point(s).  If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes.  Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

SECTION 7.          BILLING, PAYMENT, AND AUDIT

7.1.          Seller shall invoice Buyer for Gas delivered and received in the preceding Month and for any other applicable charges, providing supporting documentation acceptable in industry practice to support the amount charged.  If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Scheduled Gas.  The invoiced quantity will then be adjusted to the actual quantity on the following Month's billing or as soon thereafter as actual delivery information is available.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

7.2.          Buyer shall remit the amount due under Section 7.1 in the manner specified in the Base Contract, in immediately available funds, on or before the later of the Payment Date or 10 Days after receipt of the invoice by Buyer; provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date.  In the event any payments are due Buyer hereunder, payment to Buyer shall be made in accordance with this Section 7.2.

7.3.          In the event payments become due pursuant to Sections 3.2 or 3.3, the performing party may submit an invoice to the nonperforming party for an accelerated payment setting forth the basis upon which the invoiced amount was calculated.  Payment from the nonperforming party will be due five Business Days after receipt of invoice.

7.4.          If the invoiced party, in good faith, disputes the amount of any such invoice or any part thereof, such invoiced party will pay such amount as it concedes to be correct; provided, however, if the invoiced party disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed without undue delay.  In the event the parties are unable to resolve such dispute, either party may pursue any remedy available at law or in equity to enforce its rights pursuant to this Section.

7.5.          If the invoiced party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under "Money Rates" by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

7.6.          A party shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under the Contract.  This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Contract.  All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under- or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two years after the Month of Gas delivery.  All retroactive adjustments under Section 7 shall be paid in full by the party owing payment within 30 Days of Notice and substantiation of such inaccuracy.

7.7.          Unless the parties have elected on the Base Contract not to make this Section 7.7 applicable to this Contract, the parties shall net all undisputed amounts due and owing, and/or past due, arising under the Contract such that the party owing the greater amount shall make a single payment of the net amount to the other party in accordance with Section 7; provided that no payment required to be made pursuant to the terms of any Credit Support Obligation or pursuant to Section 7.3 shall be subject to netting under this Section.  If the parties have executed a separate netting agreement, the terms and conditions therein shall prevail to the extent inconsistent herewith.

SECTION 8.          TITLE, WARRANTY, AND INDEMNITY

8.1.          Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Buyer at the Delivery Point(s).  Seller shall have responsibility for and assume any liability with respect to the Gas prior to its delivery to Buyer at the specified Delivery Point(s).  Buyer shall have responsibility for and assume any liability with respect to said Gas after its delivery to Buyer at the Delivery Point(s).

8.2.          Seller warrants that it will have the right to convey and will transfer good and merchantable title to all Gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances, and claims.  EXCEPT AS PROVIDED IN THIS SECTION 8.2 AND IN SECTION 15.8, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED.

8.3.          Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including reasonable attorneys' fees and costs of court ("Claims"), from any and all persons, arising from or out of claims of title, personal injury (including death) or property damage from said Gas or other charges thereon which attach before title passes to Buyer.  Buyer agrees to indemnify Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury (including death) or property damage from said Gas or other charges thereon which attach after title passes to Buyer.

8.4.          The parties agree that the delivery of and the transfer of title to all Gas under this Contract shall take place within the Customs Territory of the United States (as defined in general note 2 of the Harmonized Tariff Schedule of the United States 19 U.S.C. §1202, General Notes, page 3);  provided, however, that in the event Seller took title to the Gas outside the Customs Territory of the United States, Seller represents and warrants that it is the importer of record for all Gas entered and delivered into the United States, and shall be responsible for entry and entry summary filings as well as the payment of duties, taxes and fees, if any, and all applicable record keeping requirements.

8.5.          Notwithstanding the other provisions of this Section 8, as between Seller and Buyer, Seller will be liable for all Claims to the extent that such arise from the failure of Gas delivered by Seller to meet the quality requirements of Section 5.

SECTION 9.          NOTICES

9.1.          All Transaction Confirmations, invoices, payment instructions, and other communications made pursuant to the Base Contract ("Notices") shall be made to the addresses specified in writing by the respective parties from time to time.

9.2.          All Notices required hereunder shall be in writing and may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered.

9.3.          Notice shall be given when received on a Business Day by the addressee.  In the absence of proof of the actual receipt date, the following presumptions will apply.  Notices sent by facsimile shall be deemed to have been received upon the sending party's receipt of its facsimile machine's confirmation of successful transmission.  If the day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day.  Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving party.  Notice via first class mail shall be considered delivered five Business Days after mailing.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

9.4.          The party receiving a commercially acceptable Notice of change in payment instructions or other payment information shall not be obligated to implement such change until ten Business Days after receipt of such Notice.

SECTION 10.          FINANCIAL RESPONSIBILITY

10.1.          If either party (“X”) has reasonable grounds for insecurity regarding the performance of any obligation under this Contract (whether or not then due) by the other party (“Y”) (including, without limitation, the occurrence of a material change in the creditworthiness of Y or its Guarantor, if applicable), X may demand Adequate Assurance of Performance.  “Adequate Assurance of Performance” shall mean sufficient security in the form, amount, for a term, and from an issuer, all as reasonably acceptable to X, including, but not limited to cash, a standby irrevocable letter of credit, a prepayment, a security interest in an asset or guaranty.  Y hereby grants to X a continuing first priority security interest in, lien on, and right of setoff against all Adequate Assurance of Performance in the form of cash transferred by Y to X pursuant to this Section 10.1.  Upon the return by X to Y of such Adequate Assurance of Performance, the security interest and lien granted hereunder on that Adequate Assurance of Performance shall be released automatically and, to the extent possible, without any further action by either party.

10.2.          In the event (each an "Event of Default") either party (the "Defaulting Party") or its Guarantor shall: (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; (v) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; (vi) fail to perform any obligation to the other party with respect to any Credit Support Obligations relating to the Contract; (vii) fail to give Adequate Assurance of Performance under Section 10.1 within 48 hours but at least one  Business Day of a written request by the other party; (viii) not have paid any amount due the other party hereunder on or before the second Business Day following written Notice that such payment is due; or ix) be the affected party with respect to any Additional Event of Default; then the other party (the "Non-Defaulting Party") shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or payments upon Notice and/or to terminate and liquidate the transactions under the Contract, in the manner provided in Section 10.3, in addition to any and all other remedies available hereunder.

10.3.          If an Event of Default has occurred and is continuing, the Non-Defaulting Party shall have the right, by Notice to the Defaulting Party, to designate a Day, no earlier than the Day such Notice is given and no later than 20 Days after such Notice is given, as an early termination date (the “Early Termination Date”) for the liquidation and termination pursuant to Section 10.3.1 of all transactions under the Contract, each a “Terminated Transaction”.  On the Early Termination Date, all transactions will terminate, other than those transactions, if any, that may not be liquidated and terminated under applicable law (“Excluded Transactions”), which Excluded Transactions must be liquidated and terminated as soon thereafter as is legally permissible, and upon termination shall be a Terminated Transaction and be valued consistent with Section 10.3.1 below.  With respect to each Excluded Transaction, its actual termination date shall be the Early Termination Date for purposes of Section 10.3.1.

The parties have selected either “Early Termination Damages Apply” or “Early Termination Damages Do Not Apply” as indicated on the Base Contract.

Early Termination Damages Apply:

10.3.1.          As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, (i) the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract and (ii) the Market Value, as defined below, of each Terminated Transaction.  The Non-Defaulting Party shall (x) liquidate and accelerate each Terminated Transaction at its Market Value, so that each amount equal to the difference between such Market Value and the Contract Value, as defined below, of such Terminated Transaction(s) shall be due to the Buyer under the Terminated Transaction(s) if such Market Value exceeds the Contract Value and to the Seller if the opposite is the case; and (y) where appropriate, discount each amount then due under clause (x) above to present value in a commercially reasonable manner as of the Early Termination Date (to take account of the period between the date of liquidation and the date on which such amount would have otherwise been due pursuant to the relevant Terminated Transactions).

For purposes of this Section 10.3.1, “Contract Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the Contract Price, and “Market Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the market price for a similar transaction at the Delivery Point determined by the Non-Defaulting Party in a commercially reasonable manner.  To ascertain the Market Value, the Non-Defaulting Party may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in energy swap contracts or physical gas trading markets, similar sales or purchases and any other bona fide third-party offers, all adjusted for the length of the term and differences in transportation costs.  A party shall not be required to enter into a replacement transaction(s) in order to determine the Market Value.  Any extension(s) of the term of a transaction to which parties are not bound as of the Early Termination Date (including but not limited to “evergreen provisions”) shall not be considered in determining Contract Values and Market Values.  For the avoidance of doubt, any option pursuant to which one party has the right to extend the term of a transaction shall be considered in determining Contract Values and Market Values.  The rate of interest used in calculating net present value shall be determined by the Non-Defaulting Party in a commercially reasonable manner.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Early Termination Damages Do Not Apply:

10.3.1.          As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract.

The parties have selected either “Other Agreement Setoffs Apply” or “Other Agreement Setoffs Do Not Apply” as indicated on the Base Contract.

Other Agreement Setoffs Apply:

Bilateral Setoff Option:

10.3.2.          The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”).  At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party is hereby authorized to setoff any Net Settlement Amount against (i) any margin or other collateral held by a party in connection with any Credit Support Obligation relating to the Contract; and  (ii) any amount(s) (including any excess cash margin or excess cash collateral) owed or held by the party that is entitled to the Net Settlement Amount under any other agreement or arrangement between the parties.

Triangular Setoff Option:

10.3.2.          The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”).  At its sole option, and without prior Notice to the Defaulting Party, the Non-Defaulting Party is hereby authorized to setoff (i) any Net Settlement Amount against any margin or other collateral held by a party in connection with any Credit Support Obligation relating to the Contract; (ii) any Net Settlement Amount against any amount(s) (including any excess cash margin or excess cash collateral) owed by or to a party under any other agreement or arrangement between the parties; (iii) any Net Settlement Amount owed to the Non-Defaulting Party against any amount(s) (including any excess cash margin or excess cash collateral) owed by the Non-Defaulting Party or its Affiliates to the Defaulting Party under any other agreement or arrangement;  (iv) any Net Settlement Amount owed to the Defaulting Party against any amount(s) (including any excess cash margin or excess cash collateral) owed by the Defaulting Party to the Non-Defaulting Party or its Affiliates under any other agreement or arrangement; and/or (v) any Net Settlement Amount owed to the Defaulting Party against any amount(s) (including any excess cash margin or excess cash collateral) owed by the Defaulting Party or its Affiliates to the Non-Defaulting Party under any other agreement or arrangement.

Other Agreement Setoffs Do Not Apply:

10.3.2.          The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”).  At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff any Net Settlement Amount against any margin or other collateral held by a party in connection with any Credit Support Obligation relating to the Contract.

10.3.3.          If any obligation that is to be included in any netting, aggregation or setoff pursuant to Section 10.3.2 is unascertained, the Non-Defaulting Party may in good faith estimate that obligation and net, aggregate or setoff, as applicable, in respect of the estimate, subject to the Non-Defaulting Party accounting to the Defaulting Party when the obligation is ascertained.  Any amount not then due which is included in any netting, aggregation or setoff pursuant to Section 10.3.2 shall be discounted to net present value in a commercially reasonable manner determined by the Non-Defaulting Party.

10.4.          As soon as practicable after a liquidation, Notice shall be given by the Non-Defaulting Party to the Defaulting Party of the Net Settlement Amount, and whether the Net Settlement Amount is due to or due from the Non-Defaulting Party.  The Notice shall include a written statement explaining in reasonable detail the calculation of the Net Settlement Amount, provided that failure to give such Notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party.  The Net Settlement Amount as well as any setoffs applied against such amount pursuant to Section 10.3.2, shall be paid by the close of business on the second Business Day following such Notice, which date shall not be earlier than the Early Termination Date.  Interest on any unpaid portion of the Net Settlement Amount as adjusted by setoffs, shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under "Money Rates" by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

10.5.          The parties agree that the transactions hereunder constitute a "forward contract" within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each "forward contract merchants" within the meaning of the United States Bankruptcy Code.

10.6.          The Non-Defaulting Party's remedies under this Section 10 are the sole and exclusive remedies of the Non-Defaulting Party with respect to the occurrence of any Early Termination Date.  Each party reserves to itself all other rights, setoffs, counterclaims and other defenses that it is or may be entitled to arising from the Contract.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

10.7.          With respect to this Section 10, if the parties have executed a separate netting agreement with close-out netting provisions, the terms and conditions therein shall prevail to the extent inconsistent herewith.

SECTION 11.          FORCE MAJEURE

11.1.          Except with regard to a party's obligation to make payment(s) due under Section 7, Section 10.4, and Imbalance Charges under Section 4, neither party shall be liable to the other for failure to perform a Firm obligation, to the extent such failure was caused by Force Majeure.  The term "Force Majeure" as employed herein means any cause not reasonably within the control of the party claiming suspension, as further defined in Section 11.2.

11.2.          Force Majeure shall include, but not be limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption and/or curtailment of Firm transportation and/or storage by Transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars, or acts of terror; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction.  Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

11.3.          Neither party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i) the curtailment of interruptible or secondary Firm transportation unless primary, in-path, Firm transportation is also curtailed; (ii) the party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (iii) economic hardship, to include, without limitation, Seller’s ability to sell Gas at a higher or more advantageous price than the Contract Price, Buyer’s ability to purchase Gas at a lower or more advantageous price than the Contract Price, or a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Contract; (iv) the loss of Buyer’s market(s) or Buyer’s inability to use or resell Gas purchased hereunder, except, in either case, as provided in Section 11.2; or (v) the loss or failure of Seller’s gas supply or depletion of reserves, except, in either case, as provided in Section 11.2.  The party claiming Force Majeure shall not be excused from its responsibility for Imbalance Charges.

11.4.          Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the party experiencing such disturbance.

11.5.          The party whose performance is prevented by Force Majeure must provide Notice to the other party.  Initial Notice may be given orally; however, written Notice with reasonably full particulars of the event or occurrence is required as soon as reasonably possible.  Upon providing written Notice of Force Majeure to the other party, the affected party will be relieved of its obligation, from the onset of the Force Majeure event, to make or accept delivery of Gas, as applicable, to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.

11.6.          Notwithstanding Sections 11.2 and 11.3, the parties may agree to alternative Force Majeure provisions in a Transaction Confirmation executed in writing by both parties.

SECTION 12.          TERM

This Contract may be terminated on 30 Day’s written Notice, but shall remain in effect until the expiration of the latest Delivery Period of any transaction(s).  The rights of either party pursuant to Section 7.6, Section 10, Section 13, the obligations to make payment hereunder, and the obligation of either party to indemnify the other, pursuant hereto shall survive the termination of the Base Contract or any transaction.

SECTION 13.          LIMITATIONS

FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY.  A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY.  SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.  IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.  TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

SECTION 14.          MARKET DISRUPTION

If a Market Disruption Event has occurred then the parties shall negotiate in good faith to agree on a replacement price for the Floating Price (or on a method for determining a replacement price for the Floating Price) for the affected Day, and if the parties have not so agreed on or before the second Business Day following the affected Day then the replacement price for the Floating Price shall be determined within the next two  following Business Days with each party obtaining, in good faith and from non-affiliated market participants in the relevant market, two quotes for prices of Gas for the affected Day of a similar quality and quantity in the geographical location closest in proximity to the Delivery Point and averaging the four quotes. If either party fails to provide two quotes then the average of the other party’s two quotes shall determine the replacement price for the Floating Price.  "Floating Price" means the price or a factor of the price agreed to in the transaction as being based upon a specified index.  "Market Disruption Event" means, with respect to an index specified for a transaction, any of the following events: (a) the failure of the index to announce or publish information necessary for determining the Floating Price; (b) the failure of trading to commence or the permanent discontinuation or material suspension of trading on the exchange or market acting as the index; (c) the temporary or permanent discontinuance or unavailability of the index; (d) the temporary or permanent closing of any exchange acting as the index; or (e) both parties agree that a material change in the formula for or the method of determining the Floating Price has occurred. For the purposes of the calculation of a replacement price for the Floating Price, all numbers shall be rounded to three decimal places.  If the fourth decimal number is five or greater, then the third decimal number shall be increased by one and if the fourth  decimal number is less than five, then the third  decimal number shall remain unchanged.

SECTION 15.          MISCELLANEOUS

15.1.          This Contract shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective parties hereto, and the covenants, conditions, rights and obligations of this Contract shall run for the full term of this Contract.  No assignment of this Contract, in whole or in part, will be made without the prior written consent of the non-assigning party (and shall not relieve the assigning party from liability hereunder), which consent will not be unreasonably withheld or delayed; provided, either party may (i) transfer, sell, pledge, encumber, or assign this Contract or the accounts, revenues, or proceeds hereof in connection with any financing or other financial arrangements, or (ii) transfer its interest to any parent or Affiliate by assignment, merger or otherwise without the prior approval of the other party.  Upon any such assignment, transfer and assumption, the transferor shall remain principally liable for and shall not be relieved of or discharged from any obligations hereunder.

15.2.          If any provision in this Contract is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Contract.

15.3.          No waiver of any breach of this Contract shall be held to be a waiver of any other or subsequent breach.

15.4.          This Contract sets forth all understandings between the parties respecting each transaction subject hereto, and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Contract and any effective transaction(s).  This Contract may be amended only by a writing executed by both parties.

15.5.          The interpretation and performance of this Contract shall be governed by the laws of the jurisdiction as indicated on the Base Contract, excluding, however, any conflict of laws rule which would apply the law of another jurisdiction.

15.6.          This Contract and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any governmental authority having jurisdiction over the parties, their facilities, or Gas supply, this Contract or transaction or any provisions thereof.

15.7.          There is no third party beneficiary to this Contract.

15.8.          Each party to this Contract represents and warrants that it has full and complete authority to enter into and perform this Contract.  Each person who executes this Contract on behalf of either party represents and warrants that it has full and complete authority to do so and that such party will be bound thereby.

15.9.          The headings and subheadings contained in this Contract are used solely for convenience and do not constitute a part of this Contract between the parties and shall not be used to construe or interpret the provisions of this Contract.

15.10.          Unless the parties have elected on the Base Contract not to make this Section 15.10 applicable to this Contract, neither party shall disclose directly or indirectly without the prior written consent of the other party the terms of any transaction to a third party (other than the employees, lenders, royalty owners, counsel, accountants and other agents of the party, or prospective purchasers of all or substantially all of a party’s assets or of any rights under this Contract, provided such persons shall have agreed to keep such terms confidential) except (i) in order to comply with any applicable law, order, regulation, or exchange rule, (ii) to the extent necessary for the enforcement of this Contract , (iii) to the extent necessary to implement any transaction, (iv) to the extent necessary to comply with a regulatory agency’s reporting requirements including but not limited to gas cost recovery proceedings; or (v) to the extent such information is delivered to such third party for the sole purpose of calculating a published index.  Each party shall notify the other party of any proceeding of which it is aware which may result in disclosure of the terms of any transaction (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure.  The existence of this Contract is not subject to this confidentiality obligation.  Subject to Section 13, the parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation.  The terms of any transaction hereunder shall be kept confidential by the parties hereto for one year from the expiration of the transaction.

In the event that disclosure is required by a governmental body or applicable law, the party subject to such requirement may disclose the material terms of this Contract to the extent so required, but shall promptly notify the other party, prior to disclosure, and shall cooperate (consistent with the disclosing party’s legal obligations) with the other party’s efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other party.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

15.11.          The parties may agree to dispute resolution procedures in Special Provisions attached to the Base Contract or in a Transaction Confirmation executed in writing by both parties

15.12.          Any original executed Base Contract, Transaction Confirmation or other related document may be digitally copied, photocopied, or stored on computer tapes and disks (the “Imaged Agreement”). The Imaged Agreement, if introduced as evidence on paper, the Transaction Confirmation, if introduced as evidence in automated facsimile form, the recording, if introduced as evidence in its original form, and all computer records of the foregoing, if introduced as evidence in printed format, in any judicial, arbitration, mediation or administrative proceedings will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither Party shall object to the admissibility of the recording, the Transaction Confirmation, or the Imaged Agreement on the basis that such were not originated or maintained in documentary form. However, nothing herein shall be construed as a waiver of any other objection to the admissibility of such evidence.

DISCLAIMER:  The purposes of this Contract are to facilitate trade, avoid misunderstandings and make more definite the terms of contracts of purchase and sale of natural gas.  Further, NAESB does not mandate the use of this Contract by any party.  NAESB DISCLAIMS AND EXCLUDES, AND ANY USER OF THIS CONTRACT ACKNOWLEDGES AND AGREES TO NAESB'S DISCLAIMER OF, ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THIS CONTRACT OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (WHETHER OR NOT NAESB KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING.  EACH USER OF THIS CONTRACT ALSO AGREES THAT UNDER NO CIRCUMSTANCES WILL NAESB BE LIABLE FOR ANY DIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY USE OF THIS CONTRACT.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

TRANSACTION CONFIRMATION	EXHIBIT A
FOR IMMEDIATE DELIVERY

Letterhead/Logo	Date: ___________ ____________, __ Transaction Confirmation #: _____
This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated, March 31, 2010.
SELLER:	BUYER:
Marathon Alaska Production, LLC	Chugach Electric Association, Inc..
_______________________________________________	_______________________________________________
_______________________________________________	_______________________________________________
Attn: __________________________________________	Attn: _ Lee Thibert, Senior VP, Strategic Planning & Corporate Affairs_________
Phone: ___(___) ___-______________________________	Phone: (907) 762-4517
Fax: ___(___) ___-________________________________	Fax: (907) 762-4514
Base Contract No. ________________________________	Base Contract No. ________________________________
Transporter: ____________________________________	Transporter: _____________________________________
Transporter Contract Number: _______________________	Transporter Contract Number: _______________________

NYMEX Calculated Price: ________________ Floor: ________ and Cap _________ applicable to [PERIOD NAME] Pricing Premiums and Discounts applicable to [PERIOD NAME]: _____________
[PERIOD NAME] Begin: ____________ End: ___________
Maximum Daily Quantity applicable to [PERIOD NAME]: ____________________ Minimum Daily Quantity applicable to [PERIOD NAME]: ____________________
Delivery Point(s): _See Section 16 of Base Agreement and Attachment B for conditions regarding Delivery Points (If a pooling point is used, list a specific geographic and pipeline location):
Special Conditions: See Section 16 of Base Agreement

Seller:	Buyer:

By:	By:

Title:	Title:

Date:	Date:

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Special Provisions Addendum

SECTION 16.        SPECIAL PROVISIONS

16.1.           Supplemental Definitions

2.36          “2013 Option” shall mean Seller’s option to sell Gas to Buyer for the period commencing on April 1, 2013 and expiring on December 31, 2013.

2.37          “2014 Option” shall mean Seller’s option to sell Gas to Buyer for the period commencing on January 1, 2014 and expiring on December 31, 2014.

2.38          “Alaska Intertie” shall mean the transmission interconnection system and related facilities that deliver energy between the Buyer's electric system and the Golden Valley Electric Association's electric system.

2.39          “Buyer Shortfall Quantity” shall mean the Cover Quantity for a Day less the amount that Buyer actually takes and purchases in such Day at the Delivery Points.

2.40          “Cover Quantity” shall mean for an applicable Day the lesser of: (i) 60% of Buyer’s daily Day ahead forecast for Gas volumes to be used at Beluga Power Plant to meet the requirements for Existing Wholesale Load and Retail Load requirements; and (ii) 95% of the total Gas nominated by Buyer in its first nomination to Seller for Gas deliveries for such Day pursuant to Section 16.5.

2.41          “Delivery Start Date” shall mean the date on which Deliveries of Gas commence, which shall occur no earlier than March 1, 2011 and no later than April 1, 2011, unless otherwise agreed to by the Parties.

2.42          “DOR Price” shall mean the prevailing weighted average price of significant sales of Gas to publicly regulated utilities in Cook Inlet for a calendar quarter for Gas delivered in the Cook Inlet area, published by the State of Alaska Department of Revenue on the 15th Day of each calendar quarter.

2.43          “Early Termination Volumes” shall mean the sum of: (i) 26.2 Bcf, plus (ii) 8.3 Bcf (or as otherwise agreed pursuant to Section 12.3) for the 2013 Option if such option has been exercised pursuant to Sections 12.2 and 12.3 prior to the Early Termination Date; and (iii) 7.8 Bcf (or as otherwise agreed pursuant to Section 12.3) for the 2014 Option if such option has been exercised pursuant to Sections 12.2 and 12.3 prior to the Early Termination Date, less all Gas already purchased and sold under this Contract as of the Early Termination Date.

2.44          “Existing Wholesale Load” shall mean the Seller’s total electric load necessary to meet energy requirements for Homer Electric Association, Inc., Matanuska Electric Association, Inc., and the City of Seward pursuant to contracts in effect as of the first date written above.

2.45          “Gas Reserves” shall mean the total quantity of Seller's Proved Developed Reserves, Proved Undeveloped Reserves, and a percentage of Probable Gas Reserves as determined in accordance with sound petroleum reservoir engineering practices.

2.46          “Interruptible Hourly Gas” shall mean the Gas described in Section 16.3(iv).

2.47          “Liquidation Price”  shall mean for each of the Months remaining in the Term as of the Early Termination Date, as may be extended by an Option Period, if such Option Period has been exercised pursuant to Sections 12.2 and 12.3 prior to the Early Termination Date, the simple average of the prices of the NYMEX natural gas futures contracts for each of the Months remaining in the Term (as may be so extended), as reported on the Early Termination Date in “Platts Gas Daily”, and subject to upward or downward adjustment by applying the “Floor” price and “Ceiling” Price as set forth for Contract Year 2 on Table 1 of Attachment 1.

2.48          “Maximum Daily Quantity” shall mean, as applicable, 38 MMcfd during Period 1, 38 MMcfd during Period 2, and the Option Maximum Daily Quantity, if applicable.

2.49          “Minimum Daily Quantities” shall mean, as applicable, 30 MMcfd during Period 1, 36 MMcfd during Period 2, and the Option Maximum Daily Quantity, if applicable.

2.50          “Option Period” shall mean the period during which either the 2013 Option or the 2014 Option is in effect.

2.51          “Option Maximum Daily Quantity” shall mean the maximum daily amount of Gas sold by Seller to Buyer during an Option Period as agreed to between the Parties as determined in accordance with Section 12.3.

2.52          “Option Minimum Daily Quantity” shall mean the minimum daily amount of Gas sold by Seller to Buyer during an Option Period as agreed to between the Parties as determined in accordance with Section 12.3.

2.53          “Period 1” shall mean the period during which Seller sells Gas to Buyer commencing with the Delivery Start Date and ending on the earlier to occur of (i) October 31, 2012, or (ii) the date upon which (a) Gas storage service is commercially available in the Cook Inlet Gas pipeline system, (b) Buyer has injected 2.4 Bcf of Gas into such Gas storage service reservoir, and (c) Buyer has the commercial right to withdraw from such storage reservoir Gas at a rate of at least ten (10) MMcfd for a period of one hundred fifty-two (152) consecutive Days.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

2.54          “Period 1 Firm Gas” shall mean the volume of Gas during Period 1 in an amount equal to or greater than thirty (30) MMcf per Day and no more than thirty-eight (38) MMcf per Day.

2.55          “Period 1 Firm Swing Gas” shall mean an additional volume of Gas up to ten (10) MMcf per Day more than Period 1 Firm Gas.

2.56          “Period 2” shall mean the period during which Seller sells Gas to Buyer commencing on the Day after the last Day of Period 1 and ending on March 31, 2013.

2.57          “Period 2 Firm Gas” shall mean the volume of Gas during Period 2 in an amount equal to or greater than thirty-six (36) MMcf per Day and no more than thirty-eight (38) MMcf per Day.

2.58          “Retail Load” shall mean the total electric load necessary to serve all of Seller’s retail electric customers within Seller’s electric service territory.

2.59          “Seller Shortfall Quantity” shall mean the Cover Quantity for a Day less the amount that Seller actually delivers and sells in such Day at the Delivery Points.

2.60          “Unmet Requirements” shall mean volumes of Gas required to produce energy to meet Buyer’s retail and wholesale power sales for the Option Periods that have not been committed under the Base Contract for the Sale and Purchase of Natural Gas between ConocoPhillips Company, and ConocoPhillips Alaska, Inc. and Chugach Electric Association, Inc., dated May 12, 2009.

16.2.	Modifications to the Base Contract

•	Section 1.2 (Written Transaction Procedure) is deleted and replaced as follows:

For all transactions under this Contract, the parties will use the following Transaction Confirmation procedure.  At least thirty (30) Days prior to the commencement of the Delivery Start Date, Period 2, Contract Year 2, and the Option Periods (if any), the Buyer shall deliver a Transaction Confirmation for the following such period to Seller by facsimile, EDI or mutually agreeable electronic means.  Seller shall respond within five (5) Business Days by confirming the Transaction Confirmation or identifying any issues with Buyer’s Transaction Confirmation.  In the event that Seller identifies issues, the parties shall meet and agree on the final Transaction Confirmation at least five (5) Business Days prior to the commencement of the relevant period. The parties acknowledge and agree that any Transaction Confirmation shall be used to reflect the Contract Price and other relevant terms set forth in the Base Contract that are applicable to Gas deliveries and purchases during the Delivery Period.

•	Section 1.4 is deleted.
•	Section 2.31 is deleted.
•	Section 2.34 is deleted.
•	Section 3.2 is deleted and replaced as follows:

(i)          Buyer's sole remedy for Seller's failure to deliver the Cover Quantity is payment by Seller of an amount equal to the positive difference (if any) between: (a) the sum of (1) the cost actually incurred by Buyer utilizing the Cover Standard in a contemporaneous replacement purchase of the amount of Gas from a third party (or, if Gas is not reasonably available, the equivalent amount of electric power from third party electric power producers) necessary to cover the Seller Shortfall Quantity, plus (2) the costs to transport such Seller Shortfall Quantity (or an equivalent amount of electric power) to Buyer’s facilities; and (b) the sum of (1) the Seller Shortfall Quantity multiplied by the applicable Contract Price, plus (2) the transportation costs Buyer would have incurred if Seller had met its Cover Quantity delivery obligation. If Buyer is not able to acquire replacement Gas (or electric power) utilizing the Cover Standard in a contemporaneous replacement sale, Buyer’s sole remedy for Seller’s failure to deliver the Gas shall be the result of the calculation set forth above, but the then applicable Contract Price shall be deemed to be the price after applying the Cover Standard.  If the result of the calculation set forth above is a negative number, no such remedy shall be required.

(ii)          Seller's sole remedy for Buyer's failure to take the Cover Quantity is payment by Buyer of an amount equal to the positive difference (if any) between: (a) the sum of (1) the revenues actually received by Seller utilizing the Cover Standard in contemporaneous replacement sales to third parties for the amount of Gas equal to the Buyer Shortfall Quantity, plus (2) the costs to transport such Buyer Shortfall Quantity under such replacement sales; and (b) the sum of (1) the Buyer Shortfall Quantity multiplied by the applicable Contract Price, plus (2) the transportation costs Seller would have incurred if Buyer had met its Cover Quantity obligation.  If a contemporaneous replacement sale with a third party is not available that complies with the Cover Standard, Seller may enter into a replacement sale with an Affiliate of Seller and the amount received by Seller (for purposes of clause (a)(1) this calculation) shall be deemed to be the product of (x) the then applicable DOR Price and (y) the Buyer Shortfall Quantity.  If Seller is not able to enter into a replacement sale of Gas with a third party or an Affiliate (or otherwise does not enter into a replacement sale, but instead enters into another disposition or use for the Gas, for instance, the storage or exchange of Gas), Seller’s sole remedy for Buyer’s failure to take the Cover Quantity shall be the result of the calculation set forth above, but the then applicable Contract Price shall be deemed to be the price after applying the Cover Standard. If the calculation set forth above is a negative number, no such remedy shall be required.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

(iii)          Imbalance Charges shall not be recovered under this Section 3.2 but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3.

(iv)          Any amount payable under this Section 3.2 shall be payable fifteen (15) Business Days after presentation of the Non-Defaulting Party’s invoice, which shall set forth the basis upon which such amount was calculated.

•	Section 3.4 is deleted.
•	The first sentence of Section 6 shall be deleted and replaced as follows: “Seller shall pay or cause to be paid all Taxes on or with respect to the Gas prior to the Delivery Point(s).”
•	Section 10.3.1 is deleted and replaced as follows:

As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, (i) the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract and (ii) the amount equal to the product of (a) the sum of Early Termination Volumes of the Contract (which shall include any Days in the Option Periods if Seller has exercised its rights under Sections 12.2 and 12.3), multiplied by (b) the Liquidation Price.

•
In Section 11.2(iii), the phrase “(iii) interruption and/or curtailment of Firm transportation and/or storage by Transporters” is replaced with the following phrase:  “(iii) interruption and/or curtailment of Firm transportation, Gas storage and/or transmission of electricity on the Alaska Intertie”.

•	A new item (viii) is inserted into the first sentence in Section 11.2, as follows: “(viii) volcanic eruptions, which necessitate the preventative shutdown of equipment or machinery.”
•
Section 11.3 items (iv) and (v) are to be moved, in their entirety, into Section 11.2, and added into the first sentence as items (vi) and (vii), but, in each case, with the deletion of the phrase “except, in either case, as provided in Section 11.2”.

•	Section 12 is deleted and replaced as follows:
12.1          This Contract shall commence on the date of execution of this Contract and shall terminate on March 31, 2013 (the “Term”) unless extended pursuant to Section 12.2, in which case the “Term” shall end on the last Day of the 2013 Option or the 2014 Option, as applicable, unless earlier terminated in accordance with the terms of this Contract.  The rights of either party pursuant to Section 7.6, Section 10, Section 13, the obligations to make payment hereunder, and the obligation of either party to indemnify the other party, shall survive the termination of the Contract or any transaction.

12.2          To the extent that Seller has Gas available for sale to Buyer, Seller may extend the term of this Contract: (i) for the period of the 2013 Option; or (ii) for the period of the 2014 Option.  To exercise such option, Seller shall deliver written notice to Buyer no later than (a) March 31, 2011 with respect to the 2013 Option; and (b) December 31, 2011 for the 2014 Option.

12.3          As of the date of this Base Contract, Buyer currently anticipates that its Unmet Requirements during the 2013 Option period are 8.3 Bcf and during the 2014 Option period are 7.8 Bcf.  The parties acknowledge and agree that these amounts represent estimates only and may change from time to time, and are not binding on either party.  To the extent Buyer’s estimates of its Unmet Requirements for the Option Periods change, Buyer shall notify Seller periodically of such change in the Unmet Requirements estimate.  At least one hundred twenty (120) Days prior to the election date set forth in Section 12.2 for the 2013 Option or the 2014 Option, as applicable, the parties shall exchange information about Buyer’s Unmet Requirements and daily Gas needs, and Seller’s Gas that it desires to make available for sale during the applicable Option Period(s), if any.  At least ninety (90) Days prior to the election date set forth in Section 12.2 for the 2013 Option or the 2014 Option, as applicable, the parties shall meet and exercise good faith efforts to agree on the Option Period Minimum Daily Quantity, Option Period Maximum Daily Quantity, and the estimated Option Period volumes during the applicable Option Period(s).

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

•	The following new paragraph shall be added as Section 15.13:

15.13  Approval of this Contract by the Regulatory Commission of Alaska (“RCA”) is a condition precedent for the effectiveness of the obligations of the parties to sell and purchase Gas under this Contract.  Such approval means a final order of the RCA, without conditions or modifications unacceptable to either Party.  Approval will be deemed to have occurred on the date that a RCA order approving the Contract without conditions or modifications unacceptable to the Parties becomes final and is not subject to further reconsideration.  If the RCA issues an order that approves (conditionally or otherwise) this Contract and imposes terms and conditions or modifications unacceptable to Buyer or Seller, each acting in its sole and absolute discretion, Buyer or Seller may terminate this Contract upon written notice to the other party, such termination to take effect on the date outlined in any such written notice of termination.  If RCA Approval has not been obtained by October 2, 2010, either party may terminate this Contract upon notice to the other party, such termination would be effective immediately upon receipt by the other party of such termination notice.

16.3.
The obligation of Seller to make available and sell, and the obligation of Buyer to nominate, take and purchase, Gas pursuant to the terms of this Contract shall commence on the Delivery Start Date and terminate on the last Day of the Term following Period 1, Period 2, and the Option Periods, if applicable:

(i)            Firm Gas. Subject to the terms and conditions of this Contract, Buyer shall nominate, take and purchase, and Seller shall deliver and sell, (a) an amount equal to Period 1 Firm Gas on each Day during Period 1, (b) an amount equal to Period 2 Firm Gas on each Day during Period 2, and (c) if an Option Period is in effect, on each Day during such Option Period, at least the Option Minimum Daily Quantity and no more than Option Maximum Daily Quantity.

(ii)           Firm Swing Gas.  Subject to the terms and conditions of this Contract, on each Day during Period 1, Buyer may nominate, take and purchase, and Seller shall deliver and sell Period 1 Firm Swing Gas.   Period 1 Firm Swing Gas shall not be utilized by Buyer for any purpose other than to generate electricity for sale to its Retail Load, Existing Wholesale Load or to inject Gas into a Gas storage facility during the months of April through October unless otherwise agreed to by the parties. To verify the usage of Period 1 Firm Swing Gas under this Contract, an independent third party, selected by Seller and reasonably acceptable to Buyer, may perform an audit in accordance with Section 7.6, subject to reasonable confidentiality terms, and report the audit findings to Buyer and Seller.  The costs of such independent third party shall be borne by Seller, unless such person determines that Buyer violated the provisions of this Section 16.3(ii) in which case, Buyer shall reimburse Seller for the costs associated with such independent third party.

(iii)          Excess Gas.  If Buyer determines that its Gas requirements for any Day are in excess of (a) for any Day in Period 1, the aggregate of Period 1 Firm Gas and Period 1 Firm Swing Gas volumes, (b) for any Day in Period 2, the Period 2 Firm Gas volume, and (c) for any Day in an Option Period, the Option Maximum Daily Quantity, Buyer may submit a separate nomination in accordance with the provisions of Section 16.5 with the amount of Gas that it desires to purchase from Seller.  Such nomination shall include the price at which Buyer proposes to purchase such Excess Gas (in accordance with the limitations set forth in Attachment 1).  Seller, in its sole discretion, will have the option, but not the obligation, to confirm such nomination and price, and make available for sale to Buyer all or any portion of the Excess Gas nominated by Buyer at the Delivery Point(s) under the terms hereof.  Subject to the availability of Gas, Seller may make available such Excess Gas, provided that any such confirmation and delivery of Excess Gas will be made on an Interruptible basis and may be curtailed or interrupted by Seller for any reason at any time.  In the event that Seller curtails or interrupts for any or all of a Confirmed Nomination, Seller shall use commercially reasonable efforts to provide a two (2) hour notification of such curtailment or interruption.

(iv)          Hourly Gas Limit; Interruptibility.   Buyer shall exercise commercially reasonable efforts to nominate and take delivery of Gas on a uniform hourly basis.  In the event that Buyer desires to nominate in any one (1) hour period an amount of Gas in excess of the Maximum Daily Quantity divided by twenty-four (24), Buyer may issue a separate nomination for such excess amount (“Interruptible Hourly Gas”) at the then applicable Contract Price.  Subject to availability of the Gas, Seller may make available such Interruptible Hourly Gas at the Contract Price; provided that any such confirmation and delivery of such Interruptible Hourly Gas is made on an Interruptible basis and may be curtailed or interrupted by Seller for any reason at any time.

(v)           Resale; Storage; Exchange.  Buyer shall have the right to resell Gas purchased under this Contract or make energy sales (using Gas purchased under this Contract to generate such electrical energy) to Anchorage Municipal Light and Power and/or make energy sales (using Gas purchased under this Contract) to Golden Valley Electric Association to maintain the Minimum Daily Quantities of Gas purchased under this Section 16.3.  Subject to the limitation in Section 16.3(ii), Buyer shall have the right, for any reason, to store or exchange Gas purchased under this Contract.

(vi)          Excused Failures.  The following potential failure shall be excused and shall not constitute a default of an obligation under this Contract:

(a) The failure of Seller to meet its obligations in Sections 3, 16.3 and 16.5 shall be an excused failure under this Contract, and Seller shall not be in default of this Contract and Buyer shall not have any remedy against Seller under this Contract, including under Section 3.2, if Seller's failure to meet its obligations resulted from (a) Buyer’s failure to meet its obligation to take the Minimum Daily Quantity on a Day(s) in the Term, (b) as a result of Buyer's failure as described in clause (a), Seller is required to shut-in, ramp down or otherwise curtail its production activities at a particular Gas producing location, and (c) when Seller commences a restart or ramp up of its production activities at such location, Seller is not able to achieve the same level of production from such location; provided that (x) Seller has used commercially reasonable efforts to avoid having to shut-in, ramp down or curtail its production activities at such location; and (y) this Section 16.3(vi) shall only excuse Seller from its obligations under Sections 3, 16.3 and 16.5 up to the amount of such decreased production at such location.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

(b)  The failure of Buyer to meet its obligations in Sections 3, 16.3 and 16.5 shall be an excused failure under this Contract, and Buyer shall not be in default of this Contract and Seller shall not have any remedy against Buyer under this Contract, including under Section 3.2, if Buyer's failure to meet its obligations resulted from Buyer’s Gas requirements being decreased because it is required to purchase electric power from qualifying facilities pursuant to the Public Utilities Regulatory Policies Act of 1978 (PURPA) and 3 AAC 50.50.770(a)-(g); provided that (a) Buyer has not entered into an agreement with a qualifying facility in accordance with 3 AAC 50.50.770(h) unless ordered to do so by an order of a government agency or court of competent jurisdiction, and (b) any excused failure that Buyer seeks under this Section 16.3(vi) shall be split proportionately among all Gas supply contracts that Buyer has at the time of such excused failure.

16.4	Pricing for all Gas sold under this Contract shall be in accordance with Attachment 1.

16.5
Buyer will nominate to Seller in writing (via electronic means) each calendar Day in advance of the next calendar Day the hourly volumes of Gas by power plant location that Buyer desires for that entire next calendar Day.  Seller retains the right to select the Delivery Point(s), but Seller shall use commercially reasonable efforts to deliver Gas to Buyer at the Delivery Points in the order of preference listed in Attachment 2 to meet Buyer’s nomination request and minimize Buyer’s transportation costs, subject to availability of Gas at points that can accommodate Buyer’s requested nominations.  Seller and Buyer shall communicate throughout the Day in order to properly effect any nominations to the relevant Transporters.  Any and all nominations submitted by Buyer in accordance with this Section 16.5 must be confirmed by Seller, with such confirmation, including the Delivery Point(s) for such nominated Gas, to be made to Buyer before such nomination takes effect.  If Seller informs Buyer that it is unable to confirm a nomination, Buyer shall re-nominate at a level set forth by Seller, and such nomination shall be subject to the confirmation provisions of this Section 16.5.  Seller's nomination confirmation or alternative response shall be sent to Buyer in writing via electronic means at a time that reasonably allows Seller and Buyer to plan the flow of Gas for the relevant calendar Day.  If the timing of the nominations no longer meets the timing requirements of Transporter(s), then Buyer and Seller will work together to adjust the nomination timing.

In the event that Seller or Buyer needs to make changes to the nomination and confirmations on or within the current Day, the parties will give at least one hour notice for nomination changes that are considered “complex nominations” by the relevant Transporter, and at least thirty (30) minutes notice for nomination changes that are considered “simple nominations” by the relevant Transporter.  If a party gives such timely notice, the other party will exercise commercially reasonable efforts to effect the nomination change with the relevant Transporter.  The parties acknowledge that notice given in less than such time period may result in the Transporter rejecting any such nomination change, but the parties agree to exercise commercially reasonable efforts to effect any such change even if made with less than such timely notice.

In the case of an emergency condition at Buyer’s facilities or Seller’s facilities, the affected party shall exercise best efforts to give immediate telephone or other notice to the other party of such emergency and an estimate of the extent of curtailment of its takes from Seller or deliveries to Buyer, but in any event on the next half hour occurring after the commencement of an emergency condition.  If such emergency condition constitutes a Force Majeure, the parties shall be relieved of their obligations during the period of such Force Majeure under this Contract as specified in Section 11.  To the extent possible, Buyer shall endeavor to give Seller as much advance notice as is reasonably practicable of Buyer’s anticipated resumption of operations following any emergency condition at a Buyer’s Facility, and Seller shall provide Buyer with as much advance notice as is reasonably practicable or Seller’s anticipated resumption of supply of Gas to Buyer, in the event Seller’s supply is curtailed.  Such notices shall be given in order to enable each party, as circumstances may permit, to minimize any costs, expenses and damage such party might incur or sustain in case of failure by Buyer to take Gas as provided for herein or Seller to deliver Gas as provided for herein.

16.6
It is Buyer’s responsibility to secure the necessary transportation for the Gas at and after the Delivery Point(s). It is Seller’s responsibility to secure the necessary transportation to transport the Gas to the Delivery Point(s). The costs necessary to be paid to Transporters associated with transporting Gas before, at and after the Delivery Point(s) shall be borne by the Buyer as further described on Attachment 3.  In order to minimize Buyer’s transportation costs, Buyer and Seller commit to meet periodically (at least once each calendar quarter) to forecast Buyer’s Gas supply requirements by facility and jointly formulate plans for transporting the required volumes of Gas in a cost effective manner.

16.7
If it is at any time determined that Seller’s Available Gas Reserves are insufficient to permit Seller to make available Gas under this Contract and meet its obligations to Alaska Pipeline Company under the Gas Purchase Agreement dated May 1, 1988 (the “Alaska Pipeline Company Agreement”), Gas deliveries under this Contract may be reduced or terminated by Seller in its sole discretion.  “Seller’s Available Gas Reserves” will be determined in accordance with the Alaska Pipeline Company Agreement. Seller commits to provide Buyer with as much Notice as is practicable to this extent that Seller reasonably believes Gas deliveries under this Contract may be reduced or terminated by Seller.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

16.8	Royalties
Seller will be responsible for the payment of all royalties, and any fees, penalties and assessments attributable to the royalties, on Gas delivered under this Contract provided that the Alaska Department of Natural Resources agrees that the price paid under this Contract is the value of the State of Alaska's royalty share of production under AS 38.05.180 (aa) (with the exception of production covered by a royalty settlement agreement).  The parties will work together to obtain acceptance by the Alaska Department of Natural Resources of the price paid under this Contract as the value of the State of Alaska's royalty share of production under AS 38.05.180(aa) (with the exception of production covered by a royalty settlement agreement) within 90 Days of the effective date of this Contract.  If the parties are not successful in obtaining such acceptance, Buyer will reimburse Seller for any royalty payments which exceed the royalty payments that would be payable, for Gas not covered by a royalty settlement agreement, if the price paid under this Contract was equal to the value of the State of Alaska's royalty share of such production as determined by the Alaska Department of Natural Resources.

16.9	Reserves Determination

On or before December 15th of each year during the Term, Seller will provide to Buyer a written determination of (i) Seller’s Gas Reserves; and (ii) Seller’s commitments to deliver Gas (a) to third parties under Gas contracts in effect at the time of delivery of the determination, and (b) this Contract.  Upon reasonable request by Buyer, Seller will make such data and information (and reasonable access to relevant personnel of Seller) as may be reasonably necessary for Buyer to evaluate the written determination of Seller's Gas Reserves. Buyer will take all reasonable steps to preserve the confidentiality of the data received from Seller under this Section 16.9.

16.10	New Taxes

Notwithstanding anything in Section 6 to the contrary; after March 31, 2013, Buyer will reimburse Seller for any Production Taxes (as defined and set by AS 43.55.011, as amended, replaced, or supplemented from time to time) or other new taxes attributable to the operations and transactions contemplated by this Contract in excess of $0.25 per Mcf of Gas.

16.11	Arbitration

Any dispute arising, in whole or in part, with respect to billing or Contract Price and not otherwise resolved by the parties will be settled by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect ("CPR Rules") of the International Institute for Conflict Prevention & Resolution, and judgment on the award rendered by the arbitrator(s) may be entered and enforced in any court of competent jurisdiction.  Any provisions available within the CPR Rules to expedite the proceeding will apply to the proceeding unless otherwise agreed by the parties.

16.12	Court

Except as provided in Section 16.11, all disputes arising under this Contract not otherwise resolved by the parties will be resolved in the state or federal courts of Alaska in Anchorage, Alaska.  Each party, to the extent permitted by law, knowingly, voluntarily, and intentionally waives its right to a trial by jury in any action or other legal proceeding arising out of or relating to this Contract and the transactions it contemplates.  This waiver applies to any action or legal proceeding, whether sounding in contract, tort, or otherwise.

16.13	Royalty In Kind

If the State of Alaska elects to take its royalty in kind, then Seller will have the right, in its sole discretion, to reduce Seller's Gas delivery obligations under this Contract by notifying Buyer, within sixty (60) Days after Seller receives formal notice from the state that it intends to take its royalty in kind, of the quantities of Gas that Seller is unable to commit to deliver as a consequence of the royalty Gas diversion.  Seller's notice will include new Transaction Confirmations for the relevant period establishing adjusted Period 1 Firm Gas, Period 1 Firm Swing Gas and Period 2 Firm Gas.  Any reduction under this paragraph in Seller's Gas delivery obligations will be proportionate to all of Seller's local end-user delivery obligations from Cook Inlet production.

16.14
In the event that it either is required or becomes standard in the Cook Inlet to price Gas using the heating value of such Gas (i.e., on a MMBtu basis) as opposed to a volumetric basis (i.e., on a MCF basis), the Parties agree that the Gas under this Contract will be priced on a MMBtu basis, and will enter into necessary revisions and amendments to this Contract in order to effectuate such conversion.  Unless and until such conversion occurs, for pricing purposes, it shall be assumed that each MCF of Gas contains one (1) MMBtu.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Attachment 1
Pricing Determinations

The Contract Price for Gas made available by Seller to Buyer under this Contract shall be determined in accordance with the following calculation.

For purposes of this Attachment 1:

“Contract Year 1” shall mean the period during which Seller has an obligation to make Gas available to Buyer pursuant to this Contract commencing on the Delivery Start Date and ending on March 31, 2012.

“Contract Year 2” shall mean the period during which Seller has an obligation to make Gas available to Buyer pursuant to this Contract commencing on April 1, 2012 and ending on March 31, 2013.

NYMEX Calculated Price

On the February 1 prior to Contract Year 1 and Contract Year 2, Seller shall calculate the average NYMEX reference price (the “NYMEX Calculated Price”) for such Contract Year by taking the simple average of the prices of the twelve (12) Monthly NYMEX natural gas futures contracts for the twelve (12) Month period commencing on April 1 of such Contract Year, as reported in “Platts Gas Daily”.

The NYMEX Calculated Price for the 2013 Option shall be determined on the February 1 prior to the commencement of the 2013 Option by taking the simple average of the prices of the nine (9) Monthly NYMEX natural gas futures contracts for the period commencing on April 1, 2013, as reported in “Platts Gas Daily”.  The NYMEX Calculated Price for the 2014 Option shall be calculated on November 1, 2013 and shall be calculated by taking the simple average of the prices of the twelve (12) Monthly NYMEX natural gas futures contracts for the twelve (12) Month period commencing on January 1, 2014, as reported in “Platts Gas Daily”.

Price Limitations

If the NYMEX Calculated Price per MMBtu for any Contract Year or Option Period is (i) less than the floor price set forth in Table 1 for such Contract Year or Option Period, the NYMEX Calculated Price shall be deemed to be such floor price per MMBtu, or (ii) greater than the ceiling price set forth in Table 1 for such Contract Year or Option Period per MMBtu, the NYMEX Calculated Price shall be deemed to be such ceiling price per MMBtu.

Table 1 – Price Collars
	Floor	Ceiling
Contract Year 1	$5.90	$8.90
Contract Year 2	$6.10	$9.10
2013 Option	$6.25	$9.25
2014 Option	$6.50	$9.50

Pricing Premiums and Discounts

For Gas made available by Seller during Period 1, Period 2 or the Option Periods, Seller shall take the product of (i) the NYMEX Calculated Price determined by Seller for the Contract Year or Option Period in which such Gas is made available, and (ii) the Price Factor as set forth below in Table 2.

Table 2 – Pricing Premiums and Discounts
Category	Price
Period 1 Firm Gas	100%
Period 1 Firm Swing Gas	125%
Period 2 Firm Gas	95%
Gas Delivered during the 2013 Option	95%
Gas Delivered during the 2014 Option	95%
Excess Gas	up to 125% of the NYMEX Calculated Price

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Period 1 Price Calculation Example:

Example 1:
Assume that on February 1, 2011, the settlement prices for the Monthly NYMEX natural gas futures contracts for the period of April 2011 – March 2012 are:

Settlement
Apr	5.749
May	5.712
Jun	5.664
Jul	5.707
Aug	5.773
Sep	5.848
Oct	5.913
Nov	5.943
Dec	6.043
Jan	6.343
Feb	6.673
Mar	6.893

1.	The simple average of the above settlement prices is $6.02.
2.	Since $6.02 is greater than the floor price for Contract Year 1 and less than the ceiling price for Contract Year 1, the NYMEX Calculation Price for Contract Year 1 = $6.02.
3.	Prices for Contract Year 1 would be as follows:
Period 1 Firm Gas = NYMEX Calculated Price =  $6.02/mcf
Period 1 Firm Swing Gas = NYMEX Calculated Price * 125% = $7.53/mcf

Example 2:
Assume that on February 1, 2011, the settlement prices for the Monthly NYMEX natural gas futures contracts for the period of April 2011 – March 2012 are:

Settlement
Apr	5.749
May	5.712
Jun	5.664
Jul	5.707
Aug	5.773
Sep	5.848
Oct	5.913
Nov	5.943
Dec	6.143
Jan	6.211
Feb	6.125
Mar	5.856

1.	The simple average of the above settlement prices is $5.89.
2.	Since $5.89 is less than the floor price for Contract Year 1, the NYMEX Calculation Price for Contract Year 1 = $5.90.
3.	Prices for Contract Year 1 would be as follows:
Period 1 Firm Gas = NYMEX Calculated Price =  $5.90/mcf
Period 1 Firm Swing Gas = NYMEX Calculated Price * 125% =  $7.38/mcf

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Period 2 Price Calculation Examples:

Example:
Assume that Period 2 has commenced and on February 1, 2012, the settlement prices for the Monthly NYMEX natural gas futures contracts for the period of April 2012 – March 2013 are:

Settlement
Apr	5.749
May	5.712
Jun	5.664
Jul	5.707
Aug	5.773
Sep	5.848
Oct	5.913
Nov	5.943
Dec	6.043
Jan	6.343
Feb	6.673
Mar	6.893

1.	The simple average of the above settlement prices is $6.02.
2.	Since $6.02 is less than the floor price for Contract Year 2, the NYMEX Calculation Price for Contract Year 2 = $6.10.
3.	Prices for Contract Year 2 would be as follows:
Period 2 Firm Gas = NYMEX Calculated Price * 95% = $5.80/mcf

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Attachment 2
Delivery Points

All Gas sold and purchased under this Contract for the Beluga Power Plant will be delivered by Seller into one or more of the following designated "Delivery Points".

1.	CIGGS to Beluga Pipeline 8106 interconnect meter, as described in CIGGS Pipeline Tariff RCA No. 711.

2.
The Kenai-Anchorage Pipeline – Kenai Unit Area Connection (ENSTAR/APC Meters 500 and 502).  At the upstream flange of the Alaska Pipeline Company's master meter located at or near the inlet of the Alaska Pipeline Company's Kenai-Anchorage pipeline in Section 30, Township 5 North, Range 11 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

3.
The Kenai Kachemak Pipeline – KKPL-APC Interconnection Point (MSN 601).  At the downstream weld of the 8-inch electronic isolation fitting, located just outside of KKPL's meter building, between the northern terminus of the KKPL and the APL's lateral to the inlet of the APC’s Kenai-Anchorage pipeline in Southeast ¼ of Section 30, Township 5 North, Range 11 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

4.	The Kenai-Anchorage Pipeline –
o
Sterling Unit Connection (ENSTAR/APC Metering station 677, 9100).  At the upstream flange of the Transporter’s meter at or near the connection of the Transporter’s Royalty Pipeline located within the Northeast ¼ of Section 9, Township 5 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

o
West Fork (ENSTAR/APC Station K676, 2200). West Fork Connection (ENSTAR/APC Station K676, Meters 924 & 925). At the upstream flange of Alaska Pipeline Company's meter at or near the connection of the pipeline from the West Fork field and Alaska Pipeline Company's Kenai-Anchorage pipeline located in the South 60 feet of the Northwest 1/4 of the Northwest 1/4 of Section 12, Township 5 North, Range 9 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

5.
APC Royalty Line (ENSTAR/APC Meter Beaver Creek 1100). At the upstream flange of transporter’s meter at or near Transporter’s existing pipeline within the Northwest 1/4 , Southwest ¼, Section 7, Township 6 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian, Alaska.

6.	The Kenai Kachemak Pipeline – KKPL-KNPL 600 interconnect meter, as described in the KKPL Tariff RCA No. 668.

7.	The Kenai Nikiski Pipeline – KNPL Receipt Points (301, 303, 400), as described in the KNPL Tariff RCA No. 689
o	Cannery Loop (301, 303).
o	Kenai Gas Field (400).

8.
CIGGS to KNPL 401 interconnect meter at the upstream flange of the CIGGS and KNPL pipelines located in the Northeast 1/4 of the Northeast 1/4 of Section 21, Township 7 North, Range 12 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

All Gas sold and purchased under this Contract for the Southcentral Power Plant/International Power Plant and Bernice Lake Power Plant will be delivered by Seller into one or more of the following designated "Delivery Points".  The Delivery Points are listed below in order of Buyer's preference, which order may be changed by written notice from Buyer to Seller's representative listed in the relevant Transaction Confirmation.

Southcentral Power Plant and International Power Plant

1.	The Kenai-Anchorage Pipeline – Kenai Unit Area Connection
o
Sterling Unit Connection (ENSTAR/APC Metering station 677, 9100).  At the upstream flange of the Transporter’s meter at or near the connection of the Transporter’s Royalty Pipeline located within the Northeast ¼ of Section 9, Township 5 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

o
West Fork (ENSTAR/APC Meters, 2200). West Fork Connection (ENSTAR/APC Station K676, Meters 924 & 925) At the upstream flange of Alaska Pipeline Company's meter at or near the connection of the pipeline from the West Fork field and Alaska Pipeline Company's Kenai-Anchorage pipeline located in the South 60 feet of the Northwest 1/4 of the Northwest 1/4 of Section 12, Township 5 North, Range 9 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

2.
APC Royalty Line (ENSTAR/APC Meter Beaver Creek 1100). At the upstream flange of transporter’s meter at or near Transporter’s existing pipeline within the Northwest 1/4 , Southwest ¼, Section 7, Township 6 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian, Alaska.

3.
The Kenai-Anchorage Pipeline – Kenai Unit Area Connection (ENSTAR/APC Meters 500 and 502).  At the upstream flange of the Alaska Pipeline Company's master meter located at or near the inlet of the Alaska Pipeline Company's Kenai-Anchorage pipeline in Section 30, Township 5 North, Range 11 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

4.
The Kenai Kachemak Pipeline – KKPL-APC Interconnection Point (MSN 601).  At the downstream weld of the 8-inch electronic isolation fitting, located just outside of KKPL's meter building, between the northern terminus of the KKPL and the APL's lateral to the inlet of the APC’s Kenai-Anchorage pipeline in Southeast ¼ of Section 30, Township 5 North, Range 11 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

5.	The Kenai Kachemak Pipeline – KKPL-KNPL 600 interconnect point, as described in the KKPL Tariff RCA No. 668.

6.	The Kenai Nikiski Pipeline – KNPL Receipt Points (301, 303, 400), as described in the KNPL Tariff RCA No. 689
o	Cannery Loop (301, 303).
o	Kenai Gas Field (400).

7.	CIGGS to Beluga Pipeline 8106 interconnect meter, as described in CIGGS Pipeline Tariff RCA No. 711.

Bernice Lake Power Plant

1.	The Kenai-Anchorage Pipeline – Kenai Unit Area Connection
o
Sterling Unit Connection (ENSTAR/APC Metering station 677, 9100).  At the upstream flange of the Transporter’s meter at or near the connection of the Transporter’s Royalty Pipeline located within the Northeast ¼ of Section 9, Township 5 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

o
West Fork (ENSTAR/APC Meters, 2200). West Fork Connection (ENSTAR/APC Station K676, Meters 924 & 925) At the upstream flange of Alaska Pipeline Company's meter at or near the connection of the pipeline from the West Fork field and Alaska Pipeline Company's Kenai-Anchorage pipeline located in the South 60 feet of the Northwest 1/4 of the Northwest 1/4 of Section 12, Township 5 North, Range 9 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

2.
APC Royalty Line (ENSTAR/APC Meter Beaver Creek 1100).  At the upstream flange of transporter’s meter at or near Transporter’s existing pipeline within the Northwest 1/4 , Southwest ¼, Section 7, Township 6 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian, Alaska.

3.
The Kenai-Anchorage Pipeline – Kenai Unit Area Connection (ENSTAR/APC Meters 500 and 502).  At the upstream flange of the Alaska Pipeline Company's master meter located at or near the inlet of the Alaska Pipeline Company's Kenai-Anchorage pipeline in Section 30, Township 5 North, Range 11 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

4.
CIGGS to KNPL 401 interconnect meter at the upstream flange of the CIGGS and KNPL pipelines located in the Northeast 1/4 of the Northeast 1/4 of Section 21, Township 7 North, Range 12 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

5.	The Kenai Nikiski Pipeline – KNPL Receipt Points (301, 303, 400), as described in the KNPL Tariff RCA No. 689

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

o	Cannery Loop (301, 303).
o	Kenai Gas Field (400).

6.	The Kenai Kachemak Pipeline – KKPL-KNPL 600 interconnect meter, as described in the KKPL Tariff RCA No. 668.

Additional Delivery Points may be added by mutual written consent of Buyer and Seller.  In the event that any of the descriptions of these Delivery Points change in the applicable pipeline tariff, this Attachment 2 shall be updated accordingly.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Attachment 3
Transportation Costs Borne by Buyer

With respect to the following Delivery Points, Buyer shall reimburse Seller for the costs incurred by Seller to transport Gas on the CIGGS Pipeline, in accordance with the tariff rates as set forth in the CIGGS Tariff, as may be in effect and applicable to transportation of Gas when the Gas was transported:

1.           CIGGS to Beluga Pipeline 8106 interconnect meter, as described in CIGGS Pipeline Tariff RCA No. 711.

2.           CIGGS to KNPL 401 interconnect meter at the upstream flange of the CIGGS and KNPL pipelines located in the Northeast 1/4 of the Northeast 1/4 of Section 21, Township 7 North, Range 12 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

With respect to the following Delivery Points, Buyer shall reimburse Seller for the costs incurred by Seller to transport Gas on the KKPL Pipeline, in accordance with the transport agreement for Zone 1 as set forth in the KKPL and Marathon Oil Company Firm Transport Agreement No. KKPL-FT-002 as may be in effect and applicable to transportation of Gas when the Gas was transported:

1.            Kenai Kachemak Pipeline – KKPL-APC Interconnection Point (MSN 601).  At the downstream weld of the 8-inch electronic isolation fitting, located just outside of KKPL's meter building, between the northern terminus of the KKPL and the APL's lateral to the inlet of the APC’s Kenai-Anchorage pipeline in Southeast ¼ of Section 30, Township 5 North, Range 11 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

2.            Kenai Kachemak Pipeline – KKPL-KNPL 600 interconnect meter, as described in the KKPL Tariff RCA No. 668.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006